EXHIBIT 99.1
MARTIN MIDSTREAM PARTNERS TO ACQUIRE ASSETS OF A & A FERTILIZER
KILGORE, TX — December 5, 2005 — /PRNewswire-FirstCall via COMTEX/ —Martin Midstream Partners L.P. (Nasdaq: MMLP ; the “Partnership” or “MMLP” ) announced today that it has signed a definitive agreement to acquire the operating assets of A & A Fertilizer, Ltd. (“A & A”) for a total estimated purchase price of $6.0 million, after adjustments for working capital and other adjustments. A & A is a manufacturer and distributor of liquid sulfur based fertilizer products to the continental United States. The A & A manufacturing facility is located at the Partnership’s Port Neches deep-water marine terminal near Beaumont, Texas. The transaction is expected to close in late December 2005, and is subject to customary closing conditions.
Ruben Martin, President and Chief Executive Officer of Martin Midstream GP LLC our general partner, stated “The addition of A & A’s liquid sulfur-based fertilizer product lines complements our existing solid sulfur-based fertilizer products. With our existing handling and storage capabilities at our Neches facility, we will have direct access and control of the primary feedstocks used in these new product lines. In addition, we expect to benefit from an overall reduction in certain operating and administrative costs as a result of this asset acquisition.”
Upon full integration of the A&A assets, MMLP expects the transaction to be accretive to its distributible cash flow per unit.
About Martin Midstream Partners
Martin Midstream Partners is a publicly traded limited partnership with a diverse set of operations focused primarily in the United States Gulf Coast region. The Partnership’s primary business lines include: terminalling and storage services for petroleum products and by-products; natural gas gathering, processing and LPG distribution; marine transportation services for petroleum products and by-products; sulfur gathering, processing and distribution; and fertilizer manufacturing and distribution.
Additional information concerning Martin Midstream is available on its website at www.martinmidstream.com.
Forward-Looking Statements
Statements about Martin Midstream Partners’ outlook and all other statements in this release other than historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and all references to financial estimates rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside its control, which could cause actual results to differ materially from such statements. While MMLP believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in anticipating or predicting certain important factors. A discussion of these factors, including risks and uncertainties, is set forth in MMLP’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission. Martin Midstream Partners disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events, or otherwise.
Contact:
Robert D. Bondurant, Executive Vice President and Chief Financial Officer of MMLP’s general partner, Martin Midstream GP LLC, at (903) 983-6200.